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EXHIBIT 23.1

Consent of Independent Auditors, Ernst & Young LLP

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1992 Stock-Based Incentive Compensation Plan; the 1992 Nonemployee Director Stock Option Plan; and the Edward B. Caudill Stock Option Plan and Agreement of our report dated July 12, 2002, with respect to the consolidated financial statements of Fleetwood Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended April 28, 2002 and our report dated July 25, 2002 with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Orange County, California

November 26, 2002

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  EXHIBIT 23.1